FREE WRITING PROSPECTUS Dated October 15, 2015	Filed Pursuant to Rule 433 Registration No. 333-201235 Registration No. 333-201235-04

«NEW ISSUE« $758+mm CAPITAL AUTO RECEIVABLES ASSET TRUST (AFIN) 2015-4

JT-LEADS: Deutsche Bank (str), Barclays, CS, RBC

CO-MGRS : BMO, CIBC, Lloyds, PNC, ScotiaBank

CLS	AMT ($MM)	WAL	MDY/S&P	EXPCT	LEGAL	B-MARK SPRD	YIELD	CPN	$PX
A1	246.000	1.38	Aaa/AAA	07/17	04/18	1-ML + 72	—	—	100.00000
A2	170.000	2.07	Aaa/AAA	03/18	03/19	ISWAPS+90	1.627	1.62	99.99693
A3	170.000	2.77	Aaa/AAA	12/18	03/20	ISWAPS+95	1.845	1.83	99.97855
A4	66.050	3.39	Aaa/AAA	05/19	07/20	ISWAPS+99	2.022	2.01	99.98844
B	38.230	3.73	Aa1/AA	09/19	11/20	ISWAPS+130	2.403	2.39	99.99624
C	36.220	4.03	Aa3/A	12/19	02/21	ISWAPS+175	2.915	2.89	99.97171
D	32.200	4.24	A3/BBB	01/20	05/21	ISWAPS+245	3.655	3.62	99.97066

TICKER :	AFIN 2015-4	REGISTRATION :	SEC-Registered
EXPECTED PRICING :	PXD@~3:00pm	EXPECTED RATINGS :	Moodys/S&P
EXPECTED SETTLE :	10/21/2015	PRICING SPEED :	1.4% ABS 10% call
FIRST PAY :	11/20/2015	ERISA ELIGIBLE :	YES
BILL & DELIVER :	Deutsche Bank	MIN DENOMS :	$1k x $1k

CUSIPS

A1 13974LAA6

A2 13974LAB4

A3 13974LAC2

A4 13974LAD0

B 13974LAE8

C 13974LAF5

D 13974LAG3

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.